AMENDMENT

TO

FIFTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 7th day of March, 2022, by and between Mason Street Advisors, LLC (the “Adviser”) and T. Rowe Price Associates, Inc., a Maryland corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Fifth Amended and Restated Investment Sub-Advisory Agreement dated December 2, 2021 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Small Cap Value Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement by removing the Portfolio in its entirety from Schedule A of the Agreement and terminating the Agreement with respect to the Portfolio.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be modified by deleting all references to the Portfolio as set forth therein.

2. The Agreement is hereby terminated with respect to the Portfolio.

3. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

4. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

5. The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

T. ROWE PRICE ASSOCIATES, INC.		MASON STREET ADVISORS, LLC

By:	/s/ Terence Baptiste	By:	/s/ Bonnie L. Tomczak

Name:	Terence Baptiste	Name:	Bonnie L. Tomczak

Title:	Vice President	Title:	President